                                                                      EXHIBIT 12


         METROPOLITAN MORTGAGE & SECURITIES CO., INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

  The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.

                                            Year Ended September 30
                                ------------------------------------------------
                                             (Dollars in Thousands)
                                  1998      1997      1996      1995      1994
                                --------  --------  --------  --------  --------
Net income                      $10,327   $ 9,668   $ 8,038   $ 6,303   $ 5,478
Add:
 Interest                        19,663    19,375    18,788    16,381    19,895
 Taxes on income                  5,475     5,073     4,235     3,108     4,422
                                -------   -------   -------   -------   -------
Adjusted earnings               $35,465   $34,116   $31,061   $25,792   $28,365
                                =======   =======   =======   =======   =======
Preferred stock dividend
 requirements                   $ 3,732   $ 4,113   $ 3,868   $ 4,038   $ 3,423
Ratio factor of income after
 provision for income taxes
 to income before provision
 for income taxes                    66%       66%       66%       67%       66%
Preferred stock dividend
 factor on pretax basis           5,687     6,244     5,880     6,006     5,220
Fixed charges
 Interest                        19,663    19,375    18,788    16,381    19,895
 Capitalized interest               611       521     2,468     2,730     2,152
                                -------   -------   -------   -------   -------
Fixed charges and
 preferred stock
 dividends                      $25,961   $26,140   $27,136   $25,117   $27,267
                                =======   =======   =======   =======   =======
Ratio of adjusted earnings
 to fixed charges and
 preferred stock dividends         1.37      1.31      1.14      1.03      1.04
                                =======   =======   =======   =======   =======